Filed Pursuant to Rule 433

Registration No. 333-167135

November 27, 2012

PRICING TERM SHEET

(Relating to the Preliminary Prospectus Supplement dated November 27, 2012 and the Prospectus dated August 4, 2010)

Issuer:	Oglethorpe Power Corporation (An Electric Membership Corporation) (“OGLETH”)

Security:	4.20% First Mortgage Bonds, Series 2012 A due 2042

Ratings:*	Moody’s:	Baa1 (Stable Outlook)
	Standard & Poor’s:	A (Stable Outlook)
	Fitch:	A (Stable Outlook)

Size:	$250,000,000

Price to Public:	99.425

Maturity Date:	December 1, 2042

Treasury Benchmark	2.750% due August 2042

Treasury Price and Yield:	Price: 99-10 Yield: 2.784%

Spread to Treasury:	T + 145 basis points

Re-offer Yield:	4.234%

Make-Whole Call:	T + 25 basis points

Coupon:	4.20%

Interest Payment Dates:	June 1 and December 1 of each year beginning June 1, 2013

Format:	SEC Registered

Denominations:	$1,000 and any integral multiple thereof

CUSIP:	677050 AJ5

ISIN Number:	US677050AJ52

Trade Date:	November 27, 2012

Expected Settlement Date:	November 30, 2012 (T+3)

Underwriters’ Discount:	0.875%

Joint Book Runners:	J.P. Morgan Securities LLC (20.0%) Mitsubishi UFJ Securities (USA), Inc. (20.0%)

Senior Co-Managers:	Goldman, Sachs & Co. (9.0%) RBC Capital Markets, LLC (9.0%) SunTrust Robinson Humphrey, Inc. (9.0%) Wells Fargo Securities, LLC (9.0%)

Co-Managers:	BMO Capital Markets GKST Inc. (4.8%) Fifth Third Securities, Inc. (4.8%) Mizuho Securities USA Inc. (4.8%) PNC Capital Markets LLC (4.8%) U.S. Bancorp Investments, Inc. (4.8%)

* Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Oglethorpe Power Corporation at 770-270-7600, by calling J.P. Morgan Securities LLC at 212-834-4533 or by calling Mitsubishi UFJ Securities (USA), Inc. at 877-649-6848.